Q4 FY26 2 Fellow Shareholders, Q4 was another outstanding quarter, capping off an incredible fiscal year. We're firing across every strategic priority - enterprise, AI and the System of Work - while driving durable, profitable growth. From the CEO Shareholder letter Q4 FY26 | August 6, 2026 Customers are increasingly turning to Atlassian as a trusted, long-term partner as they navigate their AI transformations and this is reflected in our Q4 performance. 1. Enterprise Our customers are deciding what kinds of companies they want to be in the AI era. They continue to vote with their wallets, doubling down on Atlassian with larger & longer deals, as reflected in our RPO growth. • We had an all time record quarter in $1M+, $3M+, and $5M+ ACV deals. • Our $3M+ ARR customers grew more than 50% y/y, and our $5M+ ARR customers grew more than 70% y/y. • We signed the largest enterprise deal in Atlassian's history with one of the world’s largest consumer technology companies. 2. AI Rovo usage is driving greater engagement with the Atlassian platform. Over 80% of Fortune 500 companies now use Rovo, but where we see the needle really moving, is depth of usage – saving time and accelerating innovation across organizations. • Rovo assisted actions are up over 50% q/q, translating into millions of hours saved every month for our customers. • Customers that adopt Rovo are completing 20% more Jira work items and creating/editing 25% more Confluence pages versus non-adopters. • Rovo adopters continue to grow their ARR more than 2x faster than non-adopters. 🚀 Total revenue was strong at $1.8B, up 28% y/y 🚀 Cloud revenue surged to $1.2B, with growth accelerating to 31% y/y 🚀 Subscription ARR of $6.6B, up 23% y/y 🚀 RPO grew to $4.8B, up 44% y/y 🚀 GAAP operating margin of 12% Rovo assisted actions grew over 50% q/q

Q4 FY26 3 3. System of Work Customers like Warner Bros, Xero, and a leading AI chip manufacturer upgraded to Teamwork Collection this quarter, and top enterprises like Adobe and Google Cloud continue to deepen their commitment to the Atlassian platform to power their System of Work. • Teamwork Collection has been a massive success in its inaugural year in the market, outperforming our expectations. It’s driving broader platform adoption, greater customer value, and in return - higher ARPU. • Teamwork Collection customers continue to use >2x more AI credits per user and deploy 2x more active agents than standalone customers. • Service Collection revenue growth accelerated with customers deploying more AI-powered service desks. Agentic automations in Service Collection have increased nearly 3x over the past 6 months. 4. Driving durable, profitable growth Our financial discipline gives us the runway to self-fund further investment in AI and enterprise sales, while accelerating our path to sustained GAAP profitability. • In Q4, we delivered GAAP profitability, and GAAP operating margin of 12%. These results didn't happen by chance. Through all the near-term noise we have remained focused on building for the long term. The years of investment we’ve made in our platform have given us two structural advantages that will define Atlassian's value in the AI era: the System of Work and the Teamwork Graph.

Q4 FY26 4 The Teamwork Graph The most underappreciated part of Atlassian is the Teamwork Graph. Organizations move faster in the AI era when they combine the right context with the right intelligence. Models are fantastic and continually improving. Organizations can hire intelligence by the token. Context is much harder for organizations to build. And it cannot be hired. With the Teamwork Graph, we’ve built one of the best context graphs that exists for enterprise knowledge. The Teamwork Graph is continually cross referencing, interlinking, inferring, indexing and pre-calculating relationships from billions of objects across six different contexts within your organization. The graph is a singular ontology, building a unified map of how everything relates. There are six contexts that are woven together into a single graph: 1 - Knowledge Context Everything a company has written down and learned Documents, spreadsheets and presentations from tools like Confluence, but also Google Drive, Sharepoint, Box and many others. Without Knowledge Context: Here's a generic project plan template based on best practices. With Knowledge Context: Based on the architecture decision your team documented in Confluence last quarter, the constraints in your migration RFC, and the technical spec your team shared in the Google Drive folder, here's a plan that accounts for the dependencies you've already identified. 2 - Work Context Every goal, outcome and task a company is executing Projects, goals, strategic initiatives and tasks from Jira, Goals and Focus but also from over 20 work management, CRM and service management applications. Without Work Context: You have 12 open tickets. Here's a summary. With Work Context: Three of those Jira tickets are blocking the payments team's sprint goal, which ladders up to the Q3 revenue target your leadership committed to in Salesforce. I'd prioritize those. 3 - Communications Context The conversations, calls and chats of a company Emails, messages, meetings and calendars from Loom but also from Gmail, Outlook, Teams, Slack and all your communication applications. Without Communications Context: I can draft a follow-up email for you. With Communications Context: In last Tuesday's Slack thread, your engineering lead flagged a concern about the timeline. The same issue came up in the Loom Sarah recorded after the offsite, and your Outlook calendar shows the exec review is Thursday. I'd address both concerns before then. 4 - Code Context The technology a company is building Technology-driven companies require deep, semantic understanding of code repositories, pull requests and source code files from Bitbucket but also Github and Gitlab. Without Code Context: Here's how you'd typically implement a rate limiter. With Code Context: Your auth service already has a rate limiter in the middleware layer, merged in a GitHub PR three weeks ago. You can extend that pattern rather than building from scratch, and it won't conflict with the caching changes in the current sprint. 5 - Assets Context The real world “things” a company owns and manages Things like trucks or toilets or satellites or laptops or power transformers or Formula 1 car parts a business delivers with, sourced from Assets but also major CMDB providers and other data sources. Without Assets Context: Here are general troubleshooting steps for a power transformer fault. With Assets Context: Transformer TF-4402 at your Geelong substation has tripped twice in 90 days. The CMDB shows the cooling system was flagged for follow-up but never actioned. I'd start there. 6 - People Context The heart of a business, the human and organizational structures of a company People, teams, skills, org charts and relationships inferred and ingested from Teams and Talent but also from Workday, HRIS applications and every other connected application above. Without People Context: You should check with someone in engineering about this. With People Context: Priya in the Platform Team owns this service. Her Workday profile shows she's the on-call lead this week, and she's active in the #platform-eng Slack channel. She's your fastest path to an answer. Fundamentally - it’s the combination of all these contexts, connected in one graph, to give you (and your agents) better, cheaper and faster answers. This is the most comprehensive set of context and graph available today. And all of these contexts are continually cross referenced, linked and learned from. Note- The “with context” and “without context” examples above are illustrative and provided for explanatory purposes only.

Q4 FY26 5 Why us? For almost 25 years, we've been connecting teams. Our mission is to unleash the potential of every team. More than 350,000 organizations across every industry use the Atlassian’s System of Work to plan, track, and execute, with hundreds of millions of workflows every single month. That's two and a half decades of deep, structured and unstructured data about work that no one else has - along with hundreds of millions of links to related documents, meetings, customers, etc. Already, all this history is in every customer’s Teamwork Graph. In an enterprise, the hardest problems are often coordination problems - weeks lost waiting for a decision, a handoff, or a dependency to clear. While most of the market focuses on helping individuals move faster, our platform is built around how human and human/AI teams move better, together. And as we move into a world of greater human/AI collaboration where agents take on more execution, the challenge shifts from doing the work to orchestrating it. This is where Atlassian has always played, and where our advantage is compounding. The world runs on teams. Teams run on context. We connect the two.

How does it show up for customers?

Simply put, the Teamwork Graph helps every customer get better, faster and cheaper results for their people and their agents. It's baked into our platform and those advantages compound the more applications and contexts a customer connects.

In numbers, here's what is being delivered:

- **Over 200 billion objects and connections** across all customer graphs, growing every week.

- For agents grounded in the Teamwork Graph, we're seeing up to **44% more accurate answers** while **consuming 48% fewer tokens**.
  - Customers using the Teamwork Graph heavily are spending less on tokens than their peers for equivalent work.

- The Teamwork Graph is open. It's accessible in our applications, via our MCP Server and the Teamwork Graph CLI. Monthly active users (MAU) of our **MCP Server** and the **Teamwork Graph CLI more than doubled** during the quarter, **to surpass 1 million MAUs**, with overall **MCP calls up more than 400%** over the prior quarter.

- **Jira work items and Confluence pages generated via MCP are up nearly 4x** from the prior quarter.
  - Agents are active *contributors* to the Teamwork Graph, not just consumers of it. This creates a compounding advantage for the context in the graph.

- **98% of MCP users are also active in Jira UI** in the same month.
  - Humans and agents working together in the same platform, on the same work.

- **We've improved chat quality and satisfaction by 20%**, as a direct result of improving the quality of graph responses.
  - Every time we improve the graph density and search ranking, we get better chat results for humans and agents.

- **MCP adopters** are significantly stickier, expand their paid seats faster, and **grow their ARR at rates 2x faster** than non-adopters.
  - The more agents work alongside humans in our System of Work, the more valuable the platform becomes for both.

Want even more Teamwork Graph content? Check out these videos!



Watch the Founder Keynote Team '26 Intro video

9 mins


How Teamwork Graph Helps Agents

Watch How Teamwork Graph Improves Technical Planning

5 mins



Watch How Teamwork Graph Improves Agent Code Review

5 mins

ATLASSIAN Q4 FY26 6

Q4 FY26 7 The innovation beat doesn’t stop Last quarter, we talked about the incredible innovation across our Service Collection. This quarter, we’re highlighting how the Teamwork Graph is powering a wave of new capabilities in Jira, designed to meet teams where they work in an increasingly agent-driven world. Agents in Jira: Teams can now assign tasks directly to AI agents inside Jira, with full access to goals, decisions, comment history, and more from the Atlassian Teamwork Graph. Jira becomes the control plane and teams always know who's doing what, why, and when. Claude and Cursor in Jira: Assign a Jira issue to Claude or Cursor and the agent reads it, accesses the repo, and opens a draft PR, all within Jira's permissions and audit trail. Jira automations can trigger this automatically, with no manual handoff required. Jira Coding Agent: Powered by frontier models, the Jira Coding Agent uses the Atlassian Teamwork Graph’s enterprise context and code intelligence to turn work items into ready-to-review pull requests, allowing rapid fixes and workflows within Jira without requiring local environment setup. Jira Cloud for Slack: The new @Jira agent turns Slack conversations into context-rich work items, assigns tasks, and syncs threads as comments, without leaving Slack. Agent Sessions in Jira: As teams run more agents, tracking what each one did, what's blocked, and what needs review becomes its own coordination problem. Agent Sessions surfaces all agent activity in a single view, grouped by what needs attention first. Create with Rovo in Jira: Describe what needs doing, add a link, and Rovo spins up a context-rich Jira work item in seconds, ready to be tracked, prioritized, or handed off to an agent. Mike Cannon-Brookes CEO and Co-Founder Atlassian Looking ahead Q4 closes out a year that proves our long-term strategy is paying off. We’ve spent nearly 25 years building a platform that nobody else has. A deep, structured knowledge of how teams work. And that's what enables us to power the Teamwork Graph to make AI better, faster and cheaper. To help us accelerate this next phase, we’ve appointed Ken Exner as Chief Product Officer for Enterprise and Emerging, bringing more than 30 years building and scaling developer platforms across major technology shifts. We have a great Team. We have clarity and conviction. We're executing on our long-term platform strategy and it shows in our results. We remain steadfast in our bullishness on the future. The best is still to come.

Enterprise

Words from our customers

In Q4 the following extraordinary customers were among many recognized as visionaries, architects of change, and digital pioneers. The Atlassian Impact Maker Awards celebrate the organizations that aren't just using our tools, they are redefining what it means to work, innovate, and scale in the era of AI.

NVIDIA

"Atlassian plays a critical role in our Work OS across NVIDIA, enabling the orchestration of complex workflows while maintaining high standards of delivery at a global scale. It underpins how we organize cross-functional work and drive productivity across the enterprise. As innovation continues to shape the future of work, we are excited to partner on this journey forward."

Shivam Khullar
Director of Engineering, Employee Experience
NVIDIA



Kraken

"Our transition from a legacy environment to a unified, cloud-first, and AI-powered platform has been a cornerstone of our technical strategy. Atlassian has provided the necessary infrastructure to support our teams' adaptability, allowing us to maintain a high-velocity innovation cycle within a complex digital asset landscape."

Ted Moskalenko
Director of AI Enablement
Kraken

Honeywell

"The migration of over 30,000 users to Atlassian Cloud, integrated with Atlassian Rovo and Atlassian Forge agents, has established a high-performance foundation for our digital transformation. This unified environment has enabled us to automate complex workflows and scale our technical capabilities through a sustained, strategic partnership."

Kaushik K.
Director, IT, DevSecOps
Honeywell

8

Q4 FY26 System of Work Words from our customers The question we're asking isn't how do we get engineers to use more AI. It's how do we build a system where humans and agents are working from the same context, toward the same goals. Assigning work directly to Cursor from Jira, with all that rich context, is a meaningful step towards orchestrating agents effectively at scale.” Jason Andrews Vice President of Strategy & Planning - Engineering Operations Cisco Atlassian's System of Work gives us the foundation to move from AI adjacent—bolting tools on at the edges—to AI native, where agents are embedded in the workflows that actually run the business.” Matthew Hargreaves Head of Product Delivery and Automation Lendi We were able to grow Atlassian from an IT tool to be an essential audited enterprise tool with both business and IT usage in less than two years by using Atlassian to solve problems across our enterprise driven by the Teamwork Collection.” Emery Jordan Program Manager, Technology Initiatives Wendy’s Jira is directly empowering Xometry's transformation from AI-assisted SDLC to a fully agentic SDLC: people set intent and govern outcomes; agents own the execution path between them. Jira is the backbone for our AI-native transition - enabling consistent observability and handoff between people and agents.” Jeff Arbor Director, Technical Operations & Program Management Xometry 9 “ “ “ “

Q4 FY26 10 AI The bottleneck in AI-native development isn't agent capability, it's coordination at scale to keep our engineers in the flow. We're partnering with Atlassian to solve that: one place where every agent action is visible, governed, and tied to a business outcome.” Sean Joerg Deputy CISO & Head of Corporate Engineering Reddit That’s the magic of the Teamwork Graph—  it provides that context that something is related to something else. Data connected, work accelerated.” Tobias Langjahr Product Manager Mercedes-Benz Rovo is one of the most loved tools at Synchrony. Everyone loves to use Rovo. Our head of AI told my manager that they love Rovo. We have about 10,000 users completely on board, 400-plus agents running, and over 45,000 queries per month.” Sudhanva Ramesh VP, Office of Agile Tools Lead Synchrony Words from our customers “ “ “

Atlassian at-a-glance

>350K
customers across all industries

$140B
market opportunity growing at **14%** CAGR

REVENUE BY GEOGRAPHY



Americas: 48%
EMEA: 41%
Asia Pacific: 11%

>700
customers with **$1M+** in ARR

Huge opportunity across the markets we serve



Software Collection
$11B
$67B
Teamwork Collection
Service Collection
$28B
$9B
Product Collection
$3B
Strategy Collection
$22B
ATLASSIAN Platform

User diversity across our offerings



65%
Jira
35%

150K
customers



77%
Jira Service Management
23%

>65K
customers



68%
Confluence
32%

>100K
customers

Knowledge workers | Developers and engineers

ATLASSIAN Q4 FY26

11

Atlassian recognized as a Leader in all the markets we serve

A LEADER IN

2025

Gartner®
Magic Quadrant™
for Marketing Work
Management Platforms

A LEADER IN

2025

Gartner®
Magic Quadrant™
for Collaborative
Work Management

A LEADER IN NEW

Q3,2026

Forrester Wave™
Conversational AI
Platforms for
Employee Services

A LEADER IN

Q4,2025

Forrester Wave™
Enterprise Service
Management
Platforms

A LEADER IN NEW

2026

Gartner®
Magic Quadrant™
for Developer Productivity
Insight Platforms

A LEADER IN

Q2,2025

Forrester Wave™
Value Stream
Management
Solutions

A LEADER IN

Q2,2025

Forrester Wave™
DevOps
Platforms

A LEADER IN NEW

2026

Gartner®
Magic Quadrant™
for DevSecOps
Platforms

A LEADER IN NEW

2026

Gartner®
Magic Quadrant™
for IT Service
Management Platforms

Gartner, Magic Quadrant for IT Service Management Platforms, By Rich Doheny, Jen Lichucki, 27 July 2026

Gartner, Magic Quadrant for Marketing Work Management Platforms, By Michael McCune, Rachel Dooley, Lacretia Marsh, Amy Jenkins, Kate Fridley, Anja Naski 1 December 2025

Gartner, Magic Quadrant for Developer Productivity Insight Platforms, Frank O'Connor, Peter Hyde, Akis Sklavounakis, Akriti Kapoor, 5 May 2026

Gartner, Magic Quadrant for DevSecOps Platforms, Keith Mann, Thomas Murphy, Bill Holz, 15 June 2026

Gartner, Magic Quadrant for Collaborative Work Management, Nikos Drakos, Joe Mariano, Lacy Lei, Hironori Hayashi, 28 October 2025

GARTNER is a trademark of Gartner, Inc. and/or its affiliates. Magic Quadrant is a registered trademark of Gartner, Inc. and/or its affiliates and is used herein with permission. All rights reserved.

The Gartner content described herein (the "Gartner Content") represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and is not a representation of fact. Gartner Content speaks as of its original publication date (and not as of the date of this earnings press release), and the opinions expressed in the Gartner Content are subject to change without notice.

Gartner does not endorse any company, vendor, product or service depicted in its publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner publications consist of the opinions of Gartner's business and technology insights organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this publication, including any warranties of merchantability or fitness for a particular purpose.

Forrester does not endorse any company, product, brand, or service included in its research publications and does not advise any person to select the products or services of any company or brand based on the ratings included in such publications. Information is based on the best available resources. Opinions reflect judgment at the time and are subject to change. This report is part of a broader collection of Forrester resources, including interactive models, frameworks, tools, data, and access to analyst guidance. For more information, read about Forrester's objectivity here.

12

Q4 FY26 13 A reconciliation of GAAP to non-GAAP measures is provided within the tables at the end of this letter, in our earnings press release, and on our Investor Relations website. James Chuong Chief Financial Officer Financial highlights All growth comparisons below relate to the corresponding period of last year, unless otherwise noted. ,F I I I F AJ C P I AE E A C J IP G PFL O O CTACMP MCN OF NC P MCNAC P ECO I 0FE J E E % ,AJ C I E E % ' ' - 3 I J C J CRC C -,, , ). ) , -( ) . ( ) 6NLOO NEG ) ( % :MCN PG E NEG % % % ( 9CP G AL C LOO ) -, () ) ) .(. ( , ,.- 9CP G AL C LOO MCN OF NC $ G PC % % %( % . 2 OF D LS DNL LMCN PGL O - )- ) ) ) ) , ) ) FE - 3 I J C J 6NLOO NEG ( ( % :MCN PG E NEG ) % % 9CP G AL C -) )( ( ) (, ( ( - 9CP G AL C MCN OF NC $ G PC %.- % . %. )%,. 5NCC A OF D LS - , ) ), ) . ) - ) I 0FE J E E % ,AJ C I E E % ' ' - 3 I J C J CRC C -,, ). , -( ( 6NLOO NEG ) ( % :MCN PG E NEG % % % ( 9CP G AL C LOO ) ( ( - 9CP G AL C LOO MCN OF NC $ G PC % % %( % . 2 OF D LS DNL LMCN PGL O - )- ) ) , FE - 3 I J C J OANGMPGL 1 , , , ).( , , , ).( 6NLOO NEG ( ( % :MCN PG E NEG ) % % 9CP G AL C -) ( (, -, 9CP G AL C MCN OF NC $ G PC %.- % . %. )%,. 5NCC A OF D LS - ), ) , . Fourth quarter fiscal year 2026 highlights We closed FY26 with strong momentum across our strategic priorities: Enterprise, AI, and the System of Work. The breadth and depth of our platform continues to drive broad-based customer demand, as organizations of all sizes turn to Atlassian to help them unlock the value of AI and the potential of every team. Our focus and execution throughout the year is reflected in our strong Q4 results as we beat across all guided metrics - from the top-line to the bottom-line - driving durable, profitable growth. • Total revenue of $1.8 billion grew 28% y/y, driven by strong growth across our Cloud offerings and greater term license revenue recognized on Data Center subscriptions. • Cloud revenue accelerated, once again, to 31% y/y, fueled by strong seat expansion in core Jira and Confluence, and continued cross-sell momentum with Service Collection and Teamwork Collection, as customers scale their agentic usage and deploy Rovo in their workflows. • Data Center revenue grew 21% y/y, primarily driven by greater upfront term license revenue recognition on Data Center subscriptions and pricing, offset by migrations to Cloud. As a reminder, following our September 2025 announcement to end-of-life our Data Center offering in March 2029 (DC EOL), a higher proportion of Data Center contract value is recognized as revenue upfront. We recognized greater-than-expected term license revenue in the quarter as customers strengthened their commitment to Atlassian in response to our strong partnership and cloud roadmap, driving outperformance in customer retention. Fourth quarter fiscal year 2026 financial summary (U.S. $ in millions, except per share data and percentages)

Q4 FY26 • Subscription ARR increased 23% y/y, highlighting our business momentum as customers expand their footprint across our platform, entrusting Atlassian as their long-term strategic partner to unlock the full value of AI through our comprehensive System of Work and the differentiated context of the Teamwork Graph to power their agents and teams. Customers are broadening adoption of our System of Work. Our platform powers hundreds of millions of workflows each month across millions of users, the majority of whom are knowledge workers. As customers adopt AI, the need for planning, tracking, and collaboration is accelerating - they’re adding more teams and users across Jira and Confluence, expanding Atlassian’s reach beyond software, spanning across business teams, including HR, finance, marketing, and legal. Collections adoption also increased: Service Collection growth accelerated in Q4, while Teamwork Collection continued to grow rapidly and drive ARPU uplift. AI is increasing the value of our platform. The Teamwork Graph provides the context enterprises need to coordinate work across humans and agents – delivering high-value business outcomes for our customers – with greater efficiency, effectiveness, and speed. Agentic automations in Jira Service Management have more than tripled in six months as customers deploy agents for help desk resolution, HR service, incident investigation, and more. Customers are upgrading to Teamwork Collection for additional Rovo credits and deploying twice as many active agents as standalone customers. Winning in the Enterprise through strong execution. Customers trust Atlassian as a long-term strategic partner and are broadening usage across our platform, resulting in larger and longer-term deals. Customers with more than $3 million in ARR grew over 50% y/y, while those with more than $5 million grew over 70% y/y. RPO grew 44% y/y, driven by continued growth in multi-year agreements, and cRPO grew 27%, as enterprises deepen their commitment to the Atlassian platform, and scale adoption of Rovo, the Teamwork Graph, and our complete System of Work. Gross margin and operating margin both landed ahead of expectations, driven by strong revenue outperformance, leverage from platform investments, and lower-than-expected operating costs, all reflecting our increased focus on operational discipline to support durable, profitable growth. • GAAP gross margin of 87% and non-GAAP gross margin of 89% increased by more than three ppts from the prior year, driven by continued optimization of our infrastructure and greater efficiency in our customer support operations. • GAAP operating margin of 12% increased 14 ppts from the prior year and non-GAAP operating margin of 36% increased 12 ppts from the prior year. This exceeded our expectations and was driven by revenue outperformance, better-than-expected gross margin and improved operating leverage from moderation in the pace of hiring and lower employment expenses following our restructuring in Q3’26. • Operating cash flow of $479 million increased 28% y/y. Free cash flow of $475 million increased 32% y/y. This was driven by strong cash collections from customers, partially offset by approximately $70 million of payments for employee severance and other termination benefits related to our Q3’26 restructuring activities. • We repurchased 4.6 million shares in the quarter, returning a total of $348 million to shareholders. For the full year, we repurchased 19.1 million shares totaling $1.8 billion, resulting in a net reduction in total share count by approximately 4%. Approximately $1.9 billion in repurchase authorization remains outstanding. We are closing out FY26 from a position of strength. Thank you to our customers, partners, and the Atlassians around the world for your partnership, energy, and commitment. We look forward to building on this momentum in FY27, unleashing the potential of every team. 14

Revenue

(U.S. $ in thousands, except percentage data)

Revenues by type	Q4'26	Q4'25	Year-over-year growth %
Subscription	$ 1,681,151	$ 1,312,532	28 %
Other	85,318	71,812	19 %
Total revenues	$ 1,766,469	$ 1,384,344	28 %

Revenues by deployment	Q4'26	Q4'25	Year-over-year growth %
Cloud	$ 1,213,456	$ 927,730	31 %
Data Center	461,944	380,776	21 %
Marketplace and other	91,069	75,838	20 %
Total revenues	$ 1,766,469	$ 1,384,344	28 %

Revenues by geographic region	Q4'26	Q4'25	Year-over-year growth %
Americas	$ 875,649	$ 675,921	30 %
EMEA	699,762	557,667	25 %
Asia Pacific	191,058	150,756	27 %
Total revenues	$ 1,766,469	$ 1,384,344	28 %

ATLASSIAN Q4 FY26

Revenues by deployment

(U.S. $ in millions, except percentage data)



Marketplace and other (1)
Data Center
Cloud
$1,188
$60
$336
$792
$1,286
$77
$362
$847
$1,357
$88
$389
$880
$1,384
$76
$381
$928
$1,433
$62
$373
$998
$1,586
$84
$436
$1,067
$1,787
$94
$561
$1,132
$1,766
$91
$462
$1,213
Q1'25
Q2'25
Q3'25
Q4'25
Q1'26
Q2'26
Q3'26
Q4'26

Note: revenue totals may not foot due to rounding

Year-over-year growth %	Q1'25	Q2'25	Q3'25	Q4'25	Q1'26	Q2'26	Q3'26	Q4'26
Cloud	31%	30%	25%	26%	26%	26%	29%	31%
Data Center	38%	32%	7%	17%	11%	20%	44%	21%
Marketplace and other	16%	23%	(5%)	13%	4%	8%	7%	20%
Total revenues	21%	21%	14%	22%	21%	23%	32%	28%

(1) Included in Marketplace and other is premier support revenue. Premier support is a subscription-based arrangement for a higher level of support across different deployment options. Premier support is recognized as subscription revenue on the Consolidated Statements of Operations as the services are delivered over the term of the arrangement.

ATLASSIAN Q4 FY26

16

Q4 FY26 Customers with >$10,000 in Cloud ARR For each period ended We ended Q4’26 with 57,334 customers with greater than $10,000 in Cloud ARR. This cohort accounts for over 85% of total Cloud ARR. This deepening enterprise commitment to the Atlassian platform reflects customers expanding AI capabilities through Rovo, leveraging the Teamwork Graph, and investing in data governance and security. 17

Financial targets

(U.S. $)

Q1'27

	GAAP Three Months Ending September 30, 2026
Revenue	$1,705 million to $1,715 million
Cloud revenue growth (year-over-year)	approx. 28.5%
Data Center revenue growth (year-over-year)	approx. (4.0%)
Marketplace and other revenue growth (year-over-year)	approx. 12.5%
Gross margin	85.0%
Operating margin	6.5%

	Non-GAAP Three Months Ending September 30, 2026
Gross margin	87.0%
Operating margin	28.5%

FY27

	GAAP Fiscal Year Ending June 30, 2027
Revenue growth (year-over-year)	approx. 13.0%
Cloud revenue growth (year-over-year)	approx. 25.5%
Data Center revenue growth (year-over-year)	approx. (17.0%)
Marketplace and other revenue growth (year-over-year)	approx. 12.0%
Gross margin	84.5%
Operating margin	4.5%

	Non-GAAP Fiscal Year Ending June 30, 2027
Subscription ARR growth (year-over-year)	approx. 18.0%
Gross margin	86.5%
Operating margin	25.0%

ATLASSIAN Q4 FY26 18

Q4 FY26 19 FY27 Outlook As we enter FY27, it’s becoming increasingly clear that context is key to unlocking the future of how work gets done. As enterprises increasingly adopt and deploy agents, they’re turning to Atlassian as a trusted partner to orchestrate work across their organization. Through the power of the Teamwork Graph and our System of Work, we’re helping customers harness their rich enterprise context to deliver real, tangible ROI. We remain focused on executing against our key strategic priorities - scaling our enterprise GTM motion, maximizing customer value through Rovo and Teamwork Graph, and driving broad adoption across our System of Work - to deliver durable, profitable growth. In setting our outlook, we are taking a prudent approach that considers the uncertainties and risks related to the macroeconomic, fiscal, and geopolitical environment, and the continued scaling of our enterprise go-to-market engine. Further detail and expected trends are provided below: Subscription ARR and Total Revenue We expect Subscription ARR to grow approximately 18.0% y/y as of the end of FY27 and total company revenue growth of approximately 13.0% y/y in FY27. We expect continued momentum in Cloud, healthy Data Center to Cloud migrations, and strong Data Center retention in FY27. As previously shared at our Investor Forum, the September 2025 announcement to EOL our Data Center offering in March 2029 resulted in greater upfront term license revenue recognition and pull-forward of customer purchasing from future periods that significantly benefited FY26 Data Center revenue. These timing dynamics and increasing migrations to Cloud will result in Data Center revenue declining in FY27, which creates a drag on total revenue y/y growth in FY27. However, we expect total revenue growth to re-accelerate in FY28 as we lap these effects. Given the near-term distortion this dynamic causes to y/y revenue growth, we view Subscription ARR as a clearer measure of the underlying strength in our business - as it normalizes the variable revenue patterns and the timing effects of ASC 606. Cloud revenue We expect Cloud revenue growth of approximately 25.5% y/y in FY27. Overall, we expect Cloud revenue growth to be driven by customers broadening their adoption of our System of Work as they add new users and teams to our core offerings, adopt our AI enhanced collections to deploy Rovo agents in their workflows, and upgrade to higher-value editions to take advantage of the advanced capabilities and innovation of the Atlassian platform. In FY27, we expect migrations to contribute mid-to-high single-digits of Cloud revenue growth and continue to expect Data Center customers to migrate to Cloud over a multi-year period. In terms of seasonality, we expect 1H growth rates to be higher than 2H due to tough comparisons in 2H, including lapping the impact of the DX acquisition.

Q4 FY26 20 Data Center revenue We expect Data Center revenue to decline approximately (17.0%) y/y, driven primarily by the following dynamics: 1. Lapping the impact of the DC EOL announcement on the timing of Data Center revenue recognition, 2. Customer purchasing activity that pulled greater up front term license revenue into FY26 from FY27, 3. Continued migration activity to Cloud; and 4. Muted seat expansion as Data Center customers actively prepare their shift to Cloud. These will be partially offset by pricing and Data Center renewals, including customers adopting hybrid deployment strategies, allowing them to migrate over time. Marketplace and other revenue We expect Marketplace and other revenue growth of approximately 12.0% y/y. Marketplace and other revenue is driven by sales of third-party marketplace apps for our Cloud and Data Center offerings. As a reminder, we currently have a lower Marketplace take rate on the sale of third-party Cloud apps relative to Data Center apps as we incentivize further development on our Forge platform. Gross margin We expect GAAP gross margin to be 84.5% and non-GAAP gross margin of 86.5%. This guidance considers the negative impacts of growing Rovo usage and hosting costs as a greater proportion of our business shifts to the cloud, against our continued effort to optimize our cloud infrastructure and workloads across multiple models through our AI gateway. Operating margin We expect GAAP operating margin to be 4.5% and non-GAAP operating margin to be 25.0%. Non-GAAP operating margins in FY26 benefited by approximately four ppts from the impact of the DC EOL announcement on the timing of Data Center revenue recognition. In FY27, as part of our ongoing effort to reduce stock-based compensation as a percentage of revenue, we will change the compensation mix to include a greater proportion of cash, and a lower proportion of equity, which we expect to reduce non-GAAP operating margin in FY27 by approximately three ppts. After adjusting for these impacts, we anticipate our non-GAAP operating margin in FY27 will reflect an increase as compared to FY26. We are focused on driving GAAP profitability, and expanding operating margins over time, while we judiciously invest in AI and enterprise sales to drive durable, long-term growth. Share count We expect our net diluted share count to remain, at a minimum, relatively flat in FY27 versus FY26. We expect to generate healthy free cash flow, allowing us to opportunistically offset dilution and return capital to stockholders.

Consolidated statements of operations

(U.S. $ and shares in thousands except per share data, unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,	
	2026	2025	2026	2025
Revenues:				
Subscription	$ 1,681,151	$ 1,312,532	$ 6,262,194	$ 4,930,604
Other	85,318	71,812	310,114	284,700
Total revenues	1,766,469	1,384,344	6,572,308	5,215,304
Cost of revenues (1) (2)	238,453	234,425	996,830	894,851
Gross profit	1,528,016	1,149,919	5,575,478	4,320,453
Operating expenses:				
Research and development (1) (2)	759,820	700,678	3,269,257	2,669,312
Marketing and sales (1) (2)	389,288	314,416	1,541,178	1,134,535
General and administrative (1)	168,185	163,304	754,688	646,998
Total operating expenses	1,317,293	1,178,398	5,565,123	4,450,845
Operating income (loss)	210,723	(28,479)	10,355	(130,392)
Other expense, net	(8,896)	(7,985)	(8,565)	(50,277)
Interest income	9,246	30,407	69,710	112,324
Interest expense	(14,148)	(8,137)	(49,450)	(30,550)
Income (loss) before income taxes	196,925	(14,194)	22,050	(98,895)
Provision for income taxes	(57,849)	(9,709)	(75,878)	(157,792)
Net income (loss)	$ 139,076	$ (23,903)	$ (53,828)	$ (256,687)
Net income (loss) per share attributable to Class A and Class B common stockholders:				
Basic	$ 0.55	$ (0.09)	$ (0.21)	$ (0.98)
Diluted	$ 0.55	$ (0.09)	$ (0.21)	$ (0.98)
Weighted-average shares used in computing net income (loss) per share attributable to Class A and Class B common stockholders:				
Basic	252,805	262,884	260,163	261,787
Diluted	253,399	262,884	260,163	261,787

(1) Amounts include stock-based compensation as follows:

	Three Months Ended June 30,		Fiscal Year Ended June 30,	
	2026	2025	2026	2025
Cost of revenues	$ 14,068	$ 20,792	$ 71,817	$ 83,017
Research and development	281,571	242,870	1,143,944	937,440
Marketing and sales	53,756	45,947	206,368	168,270
General and administrative	45,080	40,895	184,432	173,495

(2) Amounts include amortization of acquired intangible assets, as follows:

	Three Months Ended June 30,		Fiscal Year Ended June 30,	
	2026	2025	2026	2025
Cost of revenues	$ 24,513	$ 10,131	$ 78,906	$ 40,508
Research and development	93	93	374	374
Marketing and sales	6,536	3,618	22,206	14,635

ATLASSIAN Q4 FY26 21

Consolidated balance sheets

(U.S. $ in thousands, unaudited)

	June 30, 2026	June 30, 2025
Assets		
Current assets:		
Cash and cash equivalents	$ 1,239,512	$ 2,512,874
Marketable securities	—	424,268
Accounts receivable, net	1,269,947	778,302
Prepaid expenses and other current assets	287,663	175,793
Total current assets	2,797,122	3,891,237
Non-current assets:		
Property and equipment, net	86,302	105,118
Operating lease right-of-use assets	114,059	169,127
Strategic investments	213,147	221,942
Intangible assets, net	432,258	244,840
Goodwill	2,302,739	1,304,445
Deferred tax assets	4,088	3,762
Other non-current assets	153,814	101,499
Total assets	$ 6,103,529	$ 6,041,970
Liabilities and Stockholders' Equity		
Current liabilities:		
Accounts payable	$ 262,609	$ 222,092
Accrued expenses and other current liabilities	764,579	681,601
Deferred revenue, current portion	2,495,431	2,227,002
Operating lease liabilities, current portion	48,509	50,164
Total current liabilities	3,571,128	3,180,859
Non-current liabilities:		
Deferred revenue, net of current portion	166,260	254,252
Operating lease liabilities, net of current portion	194,841	201,483
Long-term debt	989,560	987,684
Deferred tax liabilities	27,853	23,881
Other non-current liabilities	95,445	48,157
Total liabilities	5,045,087	4,696,316
Stockholders' equity		
Common stock	3	3
Additional paid-in capital	7,180,851	5,574,290
Accumulated other comprehensive income (loss)	(17,034)	13,226
Accumulated deficit	(6,105,378)	(4,241,865)
Total stockholders' equity	1,058,442	1,345,654
Total liabilities and stockholders' equity	$ 6,103,529	$ 6,041,970

ATLASSIAN Q4 FY26 22

Consolidated statements of cash flows

(U.S. $ in thousands, unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,	
	2026	2025	2026	2025
Cash flows from operating activities:				
Net income (loss)	$ 139,076	$ (23,903)	$ (53,828)	$ (256,687)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:				
Depreciation and amortization	39,430	23,221	140,668	92,375
Stock-based compensation	394,475	350,504	1,606,561	1,362,222
Impairment charges for leases and leasehold improvements	—	—	80,316	—
Deferred income taxes	14,490	5,233	(23,080)	4,050
Amortization of interest rate swap contracts	—	(5,987)	(7,163)	(26,344)
Net loss (gain) on strategic investments	251	(1,552)	(22,029)	22,994
Net foreign currency loss (gain)	(467)	5,256	6,182	(2,494)
Other	1,587	(291)	1,507	(532)
Changes in operating assets and liabilities, net of business combinations:				
Accounts receivable, net	(362,696)	(136,080)	(484,465)	(150,035)
Prepaid expenses and other assets	(20,691)	(19,418)	(155,832)	(85,385)
Accounts payable	55,471	28,247	41,907	42,873
Accrued expenses and other liabilities	(31,855)	37,184	69,077	90,988
Deferred revenue	250,070	112,901	153,314	366,368
Net cash provided by operating activities	479,141	375,315	1,353,135	1,460,393
Cash flows from investing activities:				
Business combinations, net of cash acquired	—	(8,276)	(1,228,875)	(14,245)
Purchases of property and equipment	(4,448)	(14,997)	(34,060)	(44,850)
Purchases of strategic investments	(2,000)	(780)	(9,250)	(27,430)
Purchases of marketable securities	—	(134,596)	(67,259)	(411,635)
Proceeds from maturities of marketable securities	—	19,666	144,125	144,878
Proceeds from sales of marketable securities	—	3,895	352,093	5,893
Proceeds from sales of strategic investments	—	130	36,333	5,067
Net cash used in investing activities	(6,448)	(134,958)	(806,893)	(342,322)
Cash flows from financing activities:				
Repurchases of Class A Common Stock	(359,294)	(392,283)	(1,800,485)	(779,439)
Other	—	—	—	(3,143)
Net cash used in financing activities	(359,294)	(392,283)	(1,800,485)	(782,582)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(932)	3,860	(10,233)	151
Net increase (decrease) in cash, cash equivalents, and restricted cash	112,467	(148,066)	(1,264,476)	335,640
Cash, cash equivalents, and restricted cash at beginning of period	1,136,819	2,661,828	2,513,762	2,178,122
Cash, cash equivalents, and restricted cash at end of period	$ 1,249,286	$ 2,513,762	$ 1,249,286	$ 2,513,762

ATLASSIAN Q4 FY26

23

Reconciliation of GAAP to non-GAAP results

(U.S. $ and shares in thousands except per share data, unaudited)

	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	Fiscal Year Ended June 30, 2026	Fiscal Year Ended June 30, 2025
Gross profit				
GAAP gross profit	$ 1,528,016	$ 1,149,919	$ 5,575,478	$ 4,320,453
Plus: Stock-based compensation	14,068	20,792	70,385	83,017
Plus: Amortization of acquired intangible assets	24,513	10,131	78,906	40,508
Plus: Restructuring charges (1)	—	—	52,620	—
Non-GAAP gross profit	$ 1,566,597	$ 1,180,842	$ 5,777,389	$ 4,443,978
Gross margin				
GAAP gross margin	87%	83%	85%	83%
Plus: Stock-based compensation	1	2	1	2
Plus: Amortization of acquired intangible assets	1	—	1	—
Plus: Restructuring charges (1)	—	—	1	—
Non-GAAP gross margin	89%	85%	88%	85%
Operating income				
GAAP operating income (loss)	$ 210,723	$ (28,479)	$ 10,355	$ (130,392)
Plus: Stock-based compensation	394,475	350,504	1,605,129	1,362,222
Plus: Amortization of acquired intangible assets	31,142	13,842	101,486	55,517
Plus: Restructuring charges (1)	—	—	279,509	—
Non-GAAP operating income	$ 636,340	$ 335,867	$ 1,996,479	$ 1,287,347
Operating margin				
GAAP operating margin	12%	(2%)	—%	(3%)
Plus: Stock-based compensation	22	25	24	27
Plus: Amortization of acquired intangible assets	2	1	2	1
Plus: Restructuring charges (1)	—	—	4	—
Non-GAAP operating margin	36%	24%	30%	25%
Net income				
GAAP net income (loss)	$ 139,076	$ (23,903)	$ (53,828)	$ (256,687)
Plus: Stock-based compensation	394,475	350,504	1,605,129	1,362,222
Plus: Amortization of acquired intangible assets	31,142	13,842	101,486	55,517
Plus: Restructuring charges (1)	—	—	279,509	—
Less: Income tax adjustments (2)	(91,561)	(81,330)	(406,084)	(185,107)
Non-GAAP net income	$ 473,132	$ 259,113	$ 1,526,212	$ 975,945
Net income per share				
GAAP net income (loss) per share - diluted	$ 0.55	$ (0.09)	$ (0.21)	$ (0.98)
Plus: Stock-based compensation	1.56	1.32	6.16	5.15
Plus: Amortization of acquired intangible assets	0.12	0.05	0.39	0.20
Plus: Restructuring charges (1)	—	—	1.07	—
Less: Income tax adjustments (2)	(0.36)	(0.30)	(1.56)	(0.69)
Non-GAAP net income per share - diluted	$ 1.87	$ 0.98	$ 5.85	$ 3.68
Weighted-average diluted shares outstanding				
Weighted-average shares used in computing diluted GAAP net income (loss) per share	253,399	262,884	260,163	261,787
Plus: Dilution from dilutive securities (3)	—	2,826	633	3,407
Weighted-average shares used in computing diluted non-GAAP net income per share	253,399	265,710	260,796	265,194
Free cash flow				
GAAP net cash provided by operating activities	$ 479,141	$ 375,315	$ 1,353,135	$ 1,460,393
Less: Capital expenditures	(4,448)	(14,997)	(34,060)	(44,850)
Free cash flow	$ 474,693	$ 360,318	$ 1,319,075	$ 1,415,543

1. Restructuring charges include stock-based compensation expense related to the rebalancing of resources for the fiscal year ended June 30, 2026.
2. We utilize a fixed long-term projected non-GAAP tax rate in our computation of the non-GAAP income tax adjustments in order to provide better consistency across interim reporting periods. In projecting this long-term non-GAAP tax rate, we utilized a three-year financial projection that excludes the direct and indirect income tax effects of the other non-GAAP adjustments reflected above. Additionally, we considered our current operating structure and other factors such as our existing tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. For fiscal years 2026 and 2025, we determined the projected non-GAAP tax rate to be 24% and 26%, respectively. This fixed long-term projected non-GAAP tax rate eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Examples of the non-recurring and period specific items include but are not limited to changes in the valuation allowance related to deferred tax assets, effects resulting from acquisitions, and unusual or infrequently occurring items. We will periodically re-evaluate this long-term rate, as necessary, for significant events. The rate could be subject to change for a variety of reasons, for example, significant changes in the geographic earnings mix or fundamental tax law changes in major jurisdictions where we operate.
3. The effects of these dilutive securities were not included in the GAAP calculation of diluted net loss per share for the twelve months ended June 30, 2026 and three and twelve months ended June 30, 2025, respectively, because the effect would have been anti-dilutive.

ATLASSIAN Q4 FY26

24

ATLASSIAN CORPORATION

Reconciliation of GAAP to non-GAAP financial targets

	Three Months Ending September 30, 2026
GAAP gross margin	**85.0%**
Plus: Stock-based compensation	0.7
Plus: Amortization of acquired intangible assets	1.3
Non-GAAP gross margin	**87.0%**
GAAP operating margin	**6.5%**
Plus: Stock-based compensation	20.3
Plus: Amortization of acquired intangible assets	1.7
Non-GAAP operating margin	**28.5%**

	Fiscal Year Ending June 30, 2027
GAAP gross margin	**84.5%**
Plus: Stock-based compensation	0.7
Plus: Amortization of acquired intangible assets	1.3
Non-GAAP gross margin	**86.5%**
GAAP operating margin	**4.5%**
Plus: Stock-based compensation	19.0
Plus: Amortization of acquired intangible assets	1.5
Non-GAAP operating margin	**25.0%**

ATLASSIAN Q4 FY26 25

Q4 FY26 26 FORWARD-LOOKING STATEMENTS This shareholder letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which statements involve substantial risks and uncertainties. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “aim,” “seek,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “forecast”, “predict,” “potential” or “continue,” and similar expressions or variations, but these words are not the exclusive means for identifying such statements. All statements other than statements of historical fact could be deemed forward-looking, including but not limited to risks and uncertainties related to statements about our platform, offerings and capabilities and planned offerings and capabilities, AI solutions, capabilities, and benefits, the broader market, System of Work and Teamwork Graph, executive transitions, investments and expenses, customers and customer purchasing behavior, size and term of sales agreements, Cloud migrations, impacts from Data Center end-of-life, macroeconomic environment, anticipated growth and profitability, market position and opportunity, competition, business plans and long term strategies, planned share purchases, share buyback plans, strategic acquisitions, enterprise sales, outlook and results, other key strategic areas, and our financial targets such as Subscription ARR, total, Cloud, Data Center, and Marketplace and other revenue and GAAP and non-GAAP financial measures including gross margin, operating margin, and share count. We undertake no obligation to update any forward-looking statements made in this shareholder letter to reflect events or circumstances after the date of this shareholder letter or to reflect new information or the occurrence of unanticipated events, except as required by law. The achievement or success of the matters covered by such forward-looking statements involves known and unknown risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. You should not rely upon forward-looking statements as predictions of future events. Forward-looking statements represent our management’s beliefs and assumptions only as of the date such statements are made. Further information on that could affect our financial results is included in filings we make with the Securities and Exchange Commission (the SEC) from time to time, including the section titled “Risk Factors” in our most recently filed Forms 10-K and 10-Q. These documents are available on the SEC Filings section of the Investor Relations section of our website at: https://investors.atlassian.com. ABOUT NON-GAAP FINANCIAL MEASURES AND OTHER FINANCIAL MEASURES In addition to the measures presented in our condensed consolidated financial statements, we regularly review other measures that are not presented in accordance with GAAP, defined as non-GAAP financial measures by the SEC, to evaluate our business, measure our performance, identify trends, prepare financial forecasts and make strategic decisions. The key measures we consider are non-GAAP gross profit and non-GAAP gross margin, non-GAAP operating income and non-GAAP operating margin, non-GAAP net income, non-GAAP net income per diluted share and free cash flow (collectively, the Non-GAAP Financial Measures). These Non-GAAP Financial Measures, which may be different from similarly titled non-GAAP measures used by other companies, provide supplemental information regarding our operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or that occur relatively infrequently and/or that management considers to be unrelated to our core operations. Management believes that tracking and presenting these Non- GAAP Financial Measures provides management, our board of directors, investors and the analyst community with the ability to better evaluate matters such as: our ongoing core operations, including comparisons between periods and against other companies in our industry; our ability to generate cash to service our debt and fund our operations; and the underlying business trends that are affecting our performance. Our Non-GAAP Financial Measures include: • Subscription ARR. Subscription ARR is the annual recurring revenue from subscription agreements to our Cloud and Data Center offerings at a point in time. It reflects the annualized value of active subscriptions, including recurring revenue from upgrades and add-ons, but excludes one-time fees. For monthly subscriptions, ARR is calculated by multiplying monthly recurring revenue (MRR) by 12. ARR should be viewed independently of revenue and does not represent our revenue under GAAP, as it is an operational metric that can be affected by contract start and end dates, renewal rates, and the timing of invoices. • Non-GAAP gross profit and non-GAAP gross margin. Excludes expenses related to stock-based compensation, amortization of acquired intangible assets, and restructuring charges. • Non-GAAP operating income and non-GAAP operating margin. Excludes expenses related to stock-based compensation, amortization of acquired intangible assets, and restructuring charges. • Non-GAAP net income and non-GAAP net income per diluted share. Excludes expenses related to stock-based compensation, amortization of acquired intangible assets, restructuring charges, and the related income tax effects of these items. • Free cash flow. Free cash flow is defined as net cash provided by operating activities less capital expenditures, which consists of purchases of property and equipment. We understand that although these Non-GAAP Financial Measures are frequently used by investors and the analyst community in their evaluation of our financial performance, these measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. We compensate for such limitations by reconciling these Non-GAAP Financial Measures to the most comparable GAAP financial measures. We encourage you to review the tables in this shareholder letter titled “Reconciliation of GAAP to Non-GAAP Results” and “Reconciliation of GAAP to Non-GAAP Financial Targets” that present such reconciliations. We define annual recurring revenue (“ARR”) as the annualized recurring run-rate revenue of subscription agreements to our Cloud and Data Canter offerings at a point in time. We calculate ARR by taking the monthly recurring revenue (“MRR”) run-rate for Cloud and Data Center subscriptions and multiplying it by 12. Cloud MRR for each month is calculated by aggregating monthly recurring revenue from committed contractual amounts at a point in time. Data Center MRR for each month is calculated based on the annual contract value from committed contractual amounts at a point in time. ARR on a single product basis is defined as ARR from subscriptions for that specific product. ARR and MRR should be viewed independently of revenue and do not represent our revenue under GAAP, as they are operational metrics that can be affected by contract start and end dates and renewal rates. We calculate net revenue retention rate (NRR) at a point in time by dividing monthly recurring revenue (MRR) at the end of a reporting period (Current Period MRR) by the MRR for the same group of customers at the end of the prior 12-month period. Current Period MRR includes existing customer expansion net of existing customer contraction and attrition but excludes MRR from new customers in the current period. ABOUT ATLASSIAN Atlassian unleashes the potential of every team. A recognized leader in software development, work management, and enterprise service management software, Atlassian enables enterprises to connect their business and technology teams with an AI-powered system of work that unlocks productivity at scale. Atlassian’s collaboration software powers over 85% of the Fortune 500 and 350,000+ customers worldwide - including NASA, Rivian, Deutsche Bank, United Airlines, and Bosch - who rely on our solutions to drive work forward. Investor relations contact: Martin Lam, IR@atlassian.com Media contact: M-C Maple, press@atlassian.com